EXHIBIT 12

STATEMENT RE: COMPUTATION OF RATIOS
Aeroquip-Vickers, Inc.
(In thousands, except per share data)


                                 Three Months
                                    Ended                Year Ended December 31
                                   March 31,  ----------------------------------------
                                    1997       1996    1995     1994     1993     1992
                                    ----       ----    ----     ----     ----     ----

RATIO OF EARNINGS TO FIXED
  CHARGES

Income before income taxes and
  cumulative effect of accounting
  change                          $  6,594 $153,421  $128,196 $101,255 $ 17,111 $ 24,042
Dividends received, net of equity
  in earnings (loss) of
  unconsolidated affiliates            382    9,961    (3,704)    1,213       1   (1,931)
Fixed charges                       11,800   41,712    31,762   30,249   33,370   34,623
                                  -------- --------  -------- -------- -------- ---------

Income before cumulative effect
  of accounting change for
  computation purposes            $ 18,776 $205,094  $156,254 $132,717 $ 50,482 $ 56,734
                                  ======== ========  ======== ======== ======== =========

FIXED CHARGES

Interest expense, including
  interest related to corporate
  owned life insurance            $ 10,066 $ 34,963  $ 24,477 $ 22,582 $ 25,516 $ 26,313
Portion of rent expense
  representing interest              1,584    6,288     6,903    7,303    7,490    7,987
Amortization of debt expense and
  debt discount                        150      461       382      364      364      323
                                  -------- --------  -------- -------- -------- --------
Total fixed charges               $ 11,800 $ 41,712  $ 31,762 $ 30,249 $ 33,370 $ 34,623
                                  ======== ========  ======== ======== ======== ========

Ratio of Earnings to Fixed Charges    1.6x     4.9x      4.9x     4.4x     1.5x     1.6x
                                  ======== ========  ======== ======== ======== ========


For the purpose of computing the ratio of earnings to fixed charges, "earnings" consist of income before income taxes and cumulative effect of accounting change, plus fixed charges and dividends received, net of equity in earnings (loss) of unconsolidated affiliates. Fixed charges consists of interest expense, the portion of rent expense representing interest and amortization of debt discount.


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